UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 31, 2005

TEAMSTAFF, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-18492
NEW JERSEY	22-1899798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Atrium Drive
Somerset, NJ 08873
(Address and zip code of principal executive offices)
(732) 748-1700 (Registrant's telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other events

TeamStaff, Inc. was advised today that as of 3:00 pm on Monday, January 31, 2005 its registration statement that had been filed by TeamStaff with the Securities and Exchange Commission on Form S-3 had been declared effective. The SEC file number for the registration statement is 333-120423.

The registration statement provides for the resale by selling shareholders of a total of 2,392,000 shares of common stock currently held by certain selling security holders and an aggregate of 598,000 shares issuable upon the exercise of common stock purchase warrants. TeamStaff will not receive any proceeds from the sale of the securities.

As previously disclosed in its filings with the SEC and press releases, TeamStaff had entered into a Securities Purchase Agreement as of November 10, 2004 with several institutional investors for the private sale under Section 4(2) of the Securities Act of 1933 and/or Regulation D of securities. The offering consisted of the sale of 2,392,000 shares of common stock currently held by certain selling security holders and an aggregate of 598,000 shares issuable upon the exercise of common stock purchase warrants. The warrants have a three year exercise term and an exercise price of $2.50 per share. It was a condition to the offering that TeamStaff file a registration statement with the SEC to provide for the resale by the holders of the securities.

Sale of the securities may only be made by the selling shareholders pursuant to a prospectus and the rules and regulations of the SEC. A copy of the registration statement, which includes disclosures and risk factors applicable to a purchase of the securities, can be obtained from the SEC's website (www.sec.gov). Offers and sales of the underlying shares held by the selling shareholders may be made only in accordance with applicable federal and state securities regulations, including Regulation M, and must be accompanied with a selling shareholder prospectus. The Company intends to provide copies of the final prospectus to each selling shareholder.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

TEAMSTAFF, INC.
January 31, 2005	By: /s/ Edmund Kenealy
Vice President, General Counsel and Secretary